================================================================================

      As filed with the Securities and Exchange Commission on May 23, 2003
                               File No. 333-64177

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                        POST-EFFECTIVE AMENDMENT NO. 5 ON
                                    FORM S-2
                                       TO
                       REGISTRATION STATEMENT ON FORM SB-2
                                      Under
                           The Securities Act of 1933
                        INTERVEST BANCSHARES CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                              -------------------

              DELAWARE                                   13-3699013
              --------                                   ----------
    (State or other jurisdiction of                    (IRS Employer
     incorporation or organization)                Identification Number)

                              -------------------
                              10 ROCKEFELLER PLAZA
                                   SUITE 1015
                          NEW YORK, NEW YORK 10020-1903
                                  (212)218-2800
   (Address, Including Zip Code, and Telephone Number, Including Area Code of
                    Registrant's Principal Executive Offices)
                              -------------------

                                                             COPY TO:
LAWRENCE G. BERGMAN, VICE PRESIDENT                    THOMAS E. WILLETT, ESQ.
Intervest Bancshares Corporation                       Harris Beach LLP
10 Rockefeller Plaza (Suite 1015)                      99 Garnsey Road
New York, New York 10020-1903                          Pittsford, New York 14534
(212-218-2800)                                         (716) 419-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [x] 333-64177

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              -------------------

PRIOR REGISTRATION - RULE 429

* As permitted by Rule 429, the Prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-5013) with respect to shares of Class A Common Stock issuable upon conversion of debentures; a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8 (A), MAY DETERMINE.

================================================================================

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

                    Subject to Completion Dated May 23, 2003


                                   PROSPECTUS


                        INTERVEST BANCSHARES CORPORATION
                          (A Financial Holding Company)

This prospectus covers shares of our Class A Common Stock and Class B Common Stock that we may issue whenever someone exercises warrants that we previously issued. We have issued warrants which currently entitle the holders to purchase up to 1,555,010 shares of Class A Common Stock and up to 195,000 shares of Class B Common Stock. This prospectus also covers shares of Class A Common Stock that we may issue upon conversion of debentures. We have issued convertible debentures which allow the holders to currently convert them into up to 1,010,803 shares of our Class A Common Stock.

   OUR CLASS A COMMON STOCK IS LISTED ON THE NASDAQ SMALLCAP MARKET UNDER THE
                                 SYMBOL "IBCA".

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU
                                SHOULD CONSIDER.

                              -------------------

  THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
   AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                              GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       ---------------  -----------------  ---------------  -------------
                                            Underwriting
                                            Discounts and    Proceeds to
                         Price to Public   Commissions (1)   Company (2)
       ---------------  -----------------  ---------------  -------------
       Per Share                      (3)              ---            (3)
       ---------------  -----------------  ---------------  -------------
       Per Warrant (4)               ---               ---           ---
       ---------------  -----------------  ---------------  -------------
       Total            $     15,358,000               ---  $ 15,358,000
       ---------------  -----------------  ---------------  -------------

(1) The Company will not use brokers or dealers in connection with this offering.

(2) Before deducting expenses estimated at $8,000. The Company will not receive any proceeds in connection with the conversion of its debentures.

(3) Warrants related to 501,465 shares of Class A Common Stock are at an exercise price of $6.67 per share. Warrants related to 1,053,545 shares of Class A Common Stock are at an exercise price of $10.01per share. Warrants related to 145,000 shares of Class B Common Stock are at an exercise price of $6.67 per share. Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.

(4)  The Company has attributed no value to the Warrants.

                The date of this Prospectus is, ___________ 2003

                             TABLE OF CONTENTS


                                                                 PAGE
                                                                 ----
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . .     3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . .     4
Ratio of Earnings to Fixed Charges. . . . . . . . . . . . . . .     8
Where You Can Find More Information . . . . . . . . . . . . . .     8
Forward-Looking Information . . . . . . . . . . . . . . . . . .     9
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .     9
Determination of Offering Price . . . . . . . . . . . . . . . .     9
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . .    10
Description of Securities . . . . . . . . . . . . . . . . . . .    10
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . .    16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

                              ABOUT THIS PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE ARE NOT MAKING OFFERS TO SELL THE SECURITIES COVERED BY THIS PROSPECTUS OR SOLICITING OFFERS TO PURCHASE THE SECURITIES COVERED BY THIS PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding Intervest Bancshares Corporation and the securities being sold in this offering and our audited consolidated financial statements contained in our Form 10-K for the fiscal year ended December 31, 2002, and our unaudited consolidated financial statements contained in our Form 10-Q for the quarter ended March 31, 2003, which are incorporated by reference in this prospectus.

THE COMPANY

     Intervest Bancshares Corporation (the "Holding Company") is a registered financial holding company incorporated in 1993 under the laws of the State of Delaware. At March 31, 2003, the Holding Company owned 100% of the outstanding capital stock of Intervest National Bank, Intervest Mortgage Corporation and Intervest Statutory Trust I. Unless the context otherwise requires, references in this prospectus to the "Company" include Intervest Bancshares Corporation and its subsidiaries. Intervest National Bank is may be referred to as the "Bank."

     Intervest National Bank, which began operations on April 1, 1999, is a full-service, nationally chartered commercial bank with its office in Rockefeller Plaza in New York City and with five full-service banking offices in Clearwater and Pinellas County, Florida. Intervest Mortgage Corporation is a mortgage investment company also located in Rockefeller Plaza in New York City. Intervest Statutory Trust I was formed in December 2001 in connection with the issuance of $15,000,000 of capital securities. It is not authorized and does not conduct any trade or business, and was formed for the sole purpose of the issuance, sale and administration of the capital securities.

     The principal business of the Bank is to attract deposits and to loan or invest those deposits on profitable terms. The Bank offers a variety of deposit accounts, which are insured by the Federal Deposit Insurance Corporation
("FDIC") up to $100,000 per depositor. The lending of the Bank consists primarily of real estate loans, commercial loans and consumer loans. The Bank is one of several providers of funds for such purposes in its market areas, and its lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in those market areas.

     Intervest Mortgage Corporation's principal business is investing in commercial and multifamily real estate mortgage loans on income producing properties, such as office and commercial properties and multifamily residential apartment buildings.

THE  OFFERING

Securities Offered . . . . . . . . . . . . . . . . . . . .  1,555,010 shares of Class A Common Stock and 195,000 shares of
                                                            Class B Common Stock issuable upon exercise of Warrants and
                                                            1,010,803 shares of Class A Common Stock currently issuable upon conversion of Debentures.  See "Description of Capital Stock" and
                                                            "Description of Debentures."
----------------------------------------------------------  -----------------------------------------------------------------------
Shares of Class A Common Stock currently outstanding  (1).  4,348,087
----------------------------------------------------------  -----------------------------------------------------------------------
Shares of Class A Common Stock outstanding after exercise
of Class A Warrants and conversion  of debentures . . .     6,913,900
----------------------------------------------------------  -----------------------------------------------------------------------
Shares of Class B Common stock currently outstanding . . .  355,000
----------------------------------------------------------  -----------------------------------------------------------------------
Shares of Class B Common stock outstanding
after exercise of  Class B Warrants. . . . . . . . . . . .  550,000
----------------------------------------------------------  -----------------------------------------------------------------------
Class A Common Stock . . . . . . . . . . . . . . . . . . .  The Class A Common Stock is listed on the Nasdaq Stock Market's
                                                            SmallCap Market under the symbol "IBCA."
----------------------------------------------------------  -----------------------------------------------------------------------
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .  We intend to apply the net proceeds of this Offering to our capital for general corporate purposes, including the financing of the expansion of our operations through the infusion of capital to our subsidiaries. See
                                                            "Use of Proceeds."
----------------------------------------------------------  -----------------------------------------------------------------------
Investment Considerations. . . . . . . . . . . . . . . . .  Investors should consider the information discussed under the heading
                                                            "Risk Factors."
----------------------------------------------------------  -----------------------------------------------------------------------

  -------------
(1) Does not include: (i) 355,000 shares of Class A Common stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock;
     (ii) 1,555,010 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; (iii) 195,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and (iv) 1,010,803 shares of Class A Common Stock issuable upon conversion of the Company's Convertible Subordinated Debentures.

THE COMPANY AND ITS SUBSIDIARIES

INTERVEST BANCSHARES CORPORATION
--------------------------------

     Intervest Bancshares Corporation, is a Delaware corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The principal executive offices of the Holding Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 218-2800. The Holding Company's primary business is the ownership and operation of Intervest National Bank and Intervest Mortgage Corporation. Unless the context otherwise requires, references in this prospectus to the Company include Intervest Bancshares Corporation and its subsidiaries. The Holding Company, through its ownership of the Bank, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Bank.

     The Holding Company is a legal entity separate and distinct from the Bank and Intervest Mortgage Corporation. There are various legal limitations with respect to the Bank's financing or otherwise supplying funds to the Holding Company. In particular, under federal banking law, the Banks may not declare a dividend that exceeds undivided profits. In addition, federal banking laws prohibit or restrict the Bank from extending credit to the Holding Company under certain circumstances.

INTERVEST NATIONAL BANK
-----------------------

     Intervest National Bank is a national bank, which received its charter from the Office of the Comptroller of the Currency ("OCC") and began operations on April 1, 1999. Intervest National Bank is a full-service commercial bank and is subject to the supervision of and examination by the OCC. The principal executive office of Intervest National Bank is located at One Rockefeller Plaza, Suite 300, New York, New York 10020 and its telephone number is (212) 218-8383. The Bank also has a total of five full-service banking offices in Pinellas County, Florida - four in Clearwater and one in South Pasadena.

     The Bank primarily focuses on providing personalized banking services to businesses and individuals within its market areas. The Bank originates commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial and multifamily real estate loans). The Bank's income is derived principally from interest and fees earned in connection with their lending activities, interest and dividends on securities, short-term investments and other services. Provisions for loan loss reserves also affect the Bank's income. Its principal expenses are interest paid on deposits and operating expenses. The Bank's operations are also significantly affected by local economic and competitive conditions in their market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Bank's operations.

INTERVEST MORTGAGE CORPORATION
------------------------------

     Intervest Mortgage Corporation is a New York corporation engaged in the business of investing in commercial and multi-family mortgage loans on income-producing property. The principal executive office of Intervest Mortgage Corporation is located at 10 Rockefeller Plaza, Suite 1015, New York, New York 10020, and its telephone number is (212) 218-2800.

                                  RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks, including those described below. You should carefully consider these risks together with all of the other information included in this prospectus, incorporated by reference in this prospectus, and filed as exhibits to our registration statement.

     A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

MANAGEMENT'S BROAD DISCRETION OVER PROCEEDS
-------------------------------------------

     None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company. See "Use of Proceeds."

LACK OF DIVERSIFICATION
-----------------------

     The primary business activity of the Holding Company consists of its ownership and control of the capital stock of the Bank and Intervest Mortgage Corporation . As a result, the Company presently lacks diversification as to business activities and market areas, and any event affecting the Bank or Intervest Mortgage Corporation will have a direct impact on the Company.

INTEREST RATES
--------------

     The Company's profitability depends primarily on its net interest income, which is the difference between interest income generated from its interest-earning assets and the interest expense incurred on its interest-bearing liabilities. Net interest income is dependent upon the interest-rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows and loan demand Although the Company monitors its interest rate sensitivity and attempts to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Company's results of operations.

     In addition, the Company's profitability is affected by the level of its noninterest income and expenses, the provision for loan loss reserves, and its effective income tax rate. Noninterest income consists primarily of loan and other banking fees. Noninterest expense consists of compensation and benefits, occupancy and equipment related expenses, data processing expenses, advertising expense, deposit insurance premiums and other operating expenses. The Company's profitability is also significantly affected by general economic and competitive conditions, changes in market interest rates, government policies and actions of regulatory authorities. Since the properties underlying the Company's mortgages are concentrated in the New York City area and the State of Florida, the economic conditions in those areas can also have an impact on the Company's operations.

     Finally, the Company's success, in large part, depends on its ability to invest most of its assets in mortgages. Although many of the Company's mortgage loans include penalties for prepayment, fluctuating interest rates may provide an incentive for borrowers to prepay their loans. If the Company is unable to reinvest the proceeds of such prepayments at the same or higher interest rates, the Company's business, financial condition and results of operations may be adversely affected.

COMPETITION
-----------

     Competition in the banking and financial services industry is intense. In its primary market areas, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other lenders and investors operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not provide at this time.

     In making its investments, Intervest Mortgage Corporation also experiences significant competition from banks, insurance companies, savings and loan associations, mortgage bankers, pension funds, real estate investment trusts, limited partnerships and other lenders and investors engaged in purchasing mortgages or making real property investments with investment objectives similar in whole or part to its own. An increase in the general availability of funds may increase competition in the making of investments in mortgages and real property, and may reduce the yields available therefrom.

     The profitability of the Company depends upon the ability of the Bank and Intervest Mortgage Corporation to compete in their market areas.

LOCAL ECONOMIC CONDITIONS
-------------------------

     The primary market area of the Bank's New York office is considered to be the New York City metropolitan region, and Manhattan in particular. The primary market area of the Bank's Florida offices is considered to be Pinellas County, which is the most populous county in the Tampa Bay area of Florida. The area has many more seasonal residents. The Tampa Bay area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County). The Bank's deposit gathering and lending markets are concentrated in the communities surrounding its offices. Management believes that all the Bank's offices are located in areas serving small and mid-sized businesses and serving middle and upper income communities. The Bank's deposit-gathering market also includes its web site on the internet: www.intervestnatbank.com, which attracts deposit customers from both within and outside the Bank's primary market areas.

     Intervest Mortgage Corporation's lending activities have been concentrated in the New York City metropolitan region. It also makes loans in other states, including Connecticut, Florida, Georgia, Maryland, New Jersey, North Carolina, Pennsylvania, Virginia and Washington D.C.

     The success of the Company is dependent to a certain extent upon the general economic conditions in geographic markets served by its subsidiaries. There is no assurance that there will be favorable economic conditions or that the Company's expectation of future growth and profitability will be achieved. Adverse changes in their geographic markets would likely impair the Company's ability to collect loans and could otherwise have a negative effect on the financial condition and profitability of the Company.

ASSET QUALITY
-------------

     Although the Bank seeks to maintain a high level of asset quality when considering investments in securities and the originations of loans, there can be no assurances that we will earn amounts equal to our projected return on investment or that there will not be defaults on loans in our portfolio.

     Intervest Mortgage Corporation does not have formal policies regarding the percentage of its assets that may be invested in any single mortgage, the type of mortgage loans and investments it can make, the geographic location of properties collateralizing those mortgages and limits as to loan-to-value ratios. Intervest Mortgage Corporation also does not have a Loan Committee or a formal loan approval process.

     In the event the Company is required to foreclose on a mortgage loan or otherwise pursue our remedies in order to protect its investment in the loan, there can be no assurance that the Company will recover funds in an amount equal to its investment. At March 31, 2003, the Company did not have any nonaccrual or impaired loans. At March 31, 2003, the Company's foreclosed real estate amounted to $1,081,000 and represented one commercial real estate property located in the State of Florida that was acquired by the Bank through foreclosure.

ADEQUACY OF ALLOWANCE FOR LOAN LOSSES
-------------------------------------

     There is a risk that losses may be experienced in the Company's loan portfolio. Almost all of the Company's current loan portfolio is comprised of loans secured by commercial and multifamily real estate, including rental and cooperative apartment buildings, office buildings and shopping centers. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. There can be no assurance that a downturn in real estate values, as well as other economic factors, would not have an adverse impact on the Company's future level of nonperforming assets and profitability.

     Management maintains an allowance for loan loss reserves. The allowance is established through a provision charged to operations. Loans are charged against the allowance when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The adequacy of the allowance is evaluated monthly or more frequently when necessary with consideration given to: the nature and volume of the loan portfolio; overall portfolio quality; loan concentrations; specific problem loans and commitments and estimates of fair value thereof; historical chargeoffs and recoveries; adverse situations which may affect the borrowers' ability to repay; and management's perception of the current and anticipated economic conditions in the Company's lending areas.

     The Company actively manages its loan portfolio in an effort to minimize credit losses and to maintain an adequate loan loss allowance. Although management believes that its allowance for loan loss reserves is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Company's loan portfolio. Material additions to the allowance for loan loss reserves would result in a decrease of the Company's net income.


TERRORIST ACTS AND ARMED CONFLICTS
----------------------------------

     Terrorist acts, such as those that occurred on September 11, 2001, and armed conflicts, such as the recent Gulf War, may have an adverse impact on the Company's results of operations and on the economy generally. While these matters have not had a material adverse affect on the Company's business, there can be no assurances as to any future impact.

COMPLIANCE WITH ENVIRONMENTAL LAWS
----------------------------------

     Federal and state statutes impose liability on property owners and operators for the clean-up or removal of hazardous substances found on their property. Courts have extended this liability to lenders who have obtained title to properties through foreclosure or have become involved in managing properties prior to obtaining title. In addition, these statutes allow the government to place liens for environmental liability against the affected properties, which liens are senior in priority to other liens, including mortgages against the properties. The Company cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may adversely impact the Company.

SUPERVISION AND REGULATION
--------------------------

     Financial holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. Intervest National Bank is subject to the regulation and supervision of the OCC. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Bank and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Bank to attract deposits and make loans.

DEPENDENCE ON KEY PERSONNEL
---------------------------

     The Company and its subsidiaries are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and its subsidiaries might be adversely affected in a material manner. The Bank presently has a written employment agreement with the President of its Florida Division, and Intervest Mortgage Corporation has an employment agreement with its Chairman. No other employment agreements exist. Neither the Company nor any of its subsidiaries maintains key man life insurance policies on executives and they do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its ability to attract or retain qualified officers and employees.

VOTING CONTROL
--------------

     As of the date of this Prospectus, the three original shareholders of the Company and a related party own 2,321,500 shares of Class A Common Stock or approximately 53 % of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control continues to rest with these four persons.

DIVIDENDS
---------

     Since its inception, the Holding Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends. Dividends paid by the Holding Company are subject to the financial conditions of both the Holding Company and its subsidiaries as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Bank to the Holding Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Holding Company are in substance limited to net profits earned by the Holding Company, less any earnings retention consistent with the Holding Company's capital needs, asset quality and overall financial condition. Distributions paid by the Holding Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Holding Company's accumulated current earnings and profits.

     The payment of dividends by the Bank to the Holding Company is regulated by various state and federal laws and by regulations promulgated by the OCC, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by regulated banking institutions such as the Bank. Even if the Bank is able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Bank's earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Bank to the Holding Company. In addition, in some cases, the Bank's regulators could take the position that it has the power to prevent the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of t he Bank and the Company, and other factors deemed appropriate by the Boards of Directors of the Bank and of the holding Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Bank or the Holding Company.

                              RATIO OF EARNINGS TO FIXED CHARGES (1)

                                                                  Fiscal Years Ended
                                       Three Months    ----------------------------------------
                                      Ended March 31,  December 31,  December 31,  December 31,
                                           2003            2002          2001          2000
                                      ---------------  ------------  ------------  ------------
CONSOLIDATED COMPANY
  Excluding interest on deposits                  2.3           2.3           1.9           1.5
  Including interest on deposits                  1.4           1.4           1.3           1.2
INTERVEST BANCSHARES CORPORATION (2)              0.8           0.8           0.8           5.0
INTERVEST MORTGAGE CORPORATION                    1.3           1.4           1.2           1.1

===============

(1) The ratio of earnings to fixed charges has been computed by dividing earnings (before the provision for income taxes and fixed charges) by fixed charges. Fixed charges consist of interest expense incurred during the period and amortization of deferred debenture offering costs.

(2) Intervest Bancshares Corporation's earnings include dividends received from its subsidiaries for purposes of this calculation.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-2 under the Securities Act of 1933 registering Class A common stock. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Also, any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. We are also required to file periodic reports and other information with the SEC under the Securities Exchange Act. Accordingly, we file reports, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, and current reports on Form 8-K, and other information with the Commission.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we may file, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC's Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can request copies of these documents, upon payment of the duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

     The SEC allows us to "incorporate by reference" information we have filed with it, which means that we can disclose important information to you by referring you to those previously filed documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below.

     -    Our  Annual  Report on Form 10-K for the year ended December 31, 2002.
     -    Our  Quarterly  Report  on  Form  10-Q for the quarter ended March 31,
          2003.

     A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 are being delivered with this prospectus. The above filings are also available at the SEC's offices and Internet site described above. We will also provide you, and any beneficial owner, with a copy free of charge, of any of the documents identified above that we incorporate by reference into this prospectus, but do not deliver with this prospectus. You may request a copy of the filings by writing or telephoning us at the following address:

                        Intervest Bancshares Corporation
                        10 Rockefeller Plaza (Suite 1015)
                            New York, New York 10020
                              Attention:  Secretary
                            Telephone (212) 218-2800

                           FORWARD-LOOKING INFORMATION

     This prospectus, together with the documents incorporated by reference into this prospectus, contains forward-looking statements, which are not statements of historical facts. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. The forward-looking statements include, among other things, our expectations and estimates about business operations, strategies and future financial performance.

     The forward-looking statements are subject to risks, uncertainties and assumptions about us, and about the future, and could prove to be wrong. Important factors that could cause actual results to differ materially from our expectations are discussed in this prospectus, including the forward-looking statements included in this prospectus and under "Risk Factors." Among the factors that could impact our ability to achieve our goals are: changes in economic conditions in the Company's market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans; and competition.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

                                 USE OF PROCEEDS

     The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be approximately $15.4 million.

     The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company, the Bank's or Intervest Mortgage Corporation's business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Bank and Intervest Mortgage Corporation and any future subsidiaries of the Company. Neither the Company nor any of its subsidiaries currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or with respect to any specific acquisition prospect, and none of them is presently negotiating with any party with respect thereto.

     The actual application of the net proceeds will depend on the capital needs of the Holding Company's subsidiaries, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company, the Bank or Intervest Mortgage Corporation. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.


                         DETERMINATION OF OFFERING PRICE

     Although the Company's Class A Common Stock is presently traded over the counter and quoted on the NASDAQ Small Cap Market under the symbol IBCA, at the time of original issuance of the warrants, there was no established trading market for any of the Company's securities. The exercise prices for the Warrants and the conversion prices for the debentures were established based upon a number of factors, including the following: (i) the financial condition of the Company and its subsidiaries; (ii) the experience of management; and
(iii) the general status of the securities markets and other relevant factors. The Company has reviewed the exercise and conversion prices from time to time and recently approved certain reductions in the exercise price of warrants and the conversion prices of debentures, which revised prices are described in this prospectus.

                              PLAN OF DISTRIBUTION

     The Company's Warrants are not exercisable and its Debentures are not convertible unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants or conversion of the Debentures and this prospectus covers those shares.

     With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase Form which is on the reverse side of the Warrant Certificate, together with payment of the then applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the Warrant Agent. All funds received by the Warrant Agent from the exercise of warrants will be forwarded to the Company.

     With respect to the shares of Class A Common Stock issuable upon conversion of the Debentures, those shares will be issued upon written notice to the Company at the office maintained for that purpose and delivery of the certificate representing the Debentures to be converted.

                            DESCRIPTION OF SECURITIES

     This description summarizes some of the provisions of our restated certificate of incorporation, a copy of which has been included as an exhibit to our registration statement. If you want more complete information, you should read the provisions of our restated certificate of incorporation.

DESCRIPTION  OF  CAPITAL  STOCK

GENERAL
-------

     The Company's Certificate of Incorporation provides for two classes of common capital stock consisting of 9,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Certificate of Incorporation provides for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Certificate of Incorporation authorizes the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

     As of the date of this Prospectus, there were issued and outstanding 4,348,087 shares of Class A Common Stock, 2,321,500 of which are held by the initial stockholders of the Company and a related party and 355,000 shares of Class B Common Stock were held by the same persons.

COMMON  STOCK
-------------

     Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

     Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

     The holders of Class A Common Stock and Class B Common Stock share ratably in dividends when and as declared by the Board of Directors.

     The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

CLASS  A  WARRANTS
------------------

     As of the date of this prospectus, 1,555,010 warrants were outstanding to purchase the Company's Class A Common Stock as follows:

     Warrants totaling 501,465 entitle the registered holder thereof to purchase one share of Class A Common Stock at a price of $6.67 per share. These warrants expire on January 31, 2007.

     Warrants totaling 1,053,545entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $10.01 per share. These warrants expire on December 31, 2003 (provided that the Company may establish an earlier expiration date on not less than 30 nor more than 90 days' notice).

     Except for the exercise price, the expiration dates and the redemption provisions, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussions apply to all of the warrants for Class A Common Stock.

     The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

     The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

     The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

     The Board of Directors also has the authority to make certain revisions in the terms and conditions of the Warrants and it has exercised that authority by extending the term for exercise of certain of the warrants and by decreasing the price at which certain of the Warrants may be exercised.

     The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

CLASS B WARRANTS
----------------

     As of the date of this prospectus, there were outstanding warrants to purchase up to 195,000 shares of Class B Common Stock, of which 145,000 allow the purchase at any time prior to January 31, 2008 (provided that the Company may, at its election, establish an earlier expiration date to occur after February 1, 2007 and before January 31, 2008 by giving not less than 30 nor more than 90 days notice), at a purchase price of $6.67 per share, and 50, 000 that allow the purchase at any time prior to January 31, 2008, at a purchase price of $10.00 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock.

TRANSFER AGENT AND WARRANT AGENT
--------------------------------

     The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

PREFERRED STOCK
---------------

     The Company's Certificate of Incorporation authorizes the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

     The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred
Stock at this time. Under certain circumstances, and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

RESTRICTIONS ON CHANGES IN CONTROL
----------------------------------

     Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

DESCRIPTION OF THE SERIES 5/14/98 CONVERTIBLE SUBORDINATED DEBENTURES

GENERAL
-------

     The Debentures are unsecured subordinated obligations of the Company, limited to an aggregate principal amount of $6,930,000 and mature on July 1, 2008. The Debentures were issued pursuant to an Indenture dated as of June 1, 1998 (the "Indenture") between the Company and the Bank of New York, as trustee (the "Trustee"). Interest on the Debentures accrues each calendar quarter at the rate of 8% per annum. In addition, interest accrues each calendar quarter on the balance of the accrued interest as of the last day of the preceding calendar quarter at the same interest rate. All accrued interest on the Debentures is payable at the maturity of the Debentures, whether by acceleration, redemption or otherwise.

     Any debenture holder may, on or before July 1 of each year, commencing July 1, 2003, elect to be paid all accrued interest on the Debentures and to thereafter receive payments of quarterly interest. The election must be made after April 1 and before May 31 and the holder will receive a payment of accrued interest on July 1 and will thereafter receive quarterly payments of interest on the first day of each January, April, July and October until the maturity date. Once made, an election to receive interest is irrevocable. Quarterly interest is payable to holders of record on the first day of the month preceding the interest payment date.

SUBORDINATION OF DEBENTURES
---------------------------

     The Debentures are general unsecured obligations of the Company limited to $6,930,000 principal amount. The Debentures are subordinated in payment of principal and interest to all Senior Indebtedness. The term Senior Indebtedness is defined in the Indenture to mean all indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, which (i) is secured, in whole or in part, by any asset or assets owned by the Company or by a corporation, a majority of whose voting stock is owned by the Company or a subsidiary of the Company ("Subsidiary"), or (ii) arises from unsecured borrowings by the Company from commercial banks, savings banks, savings and loan associations, insurance companies, companies whose securities are traded in a national securities market, or any majority-owned subsidiary of any of the foregoing, or (iii) arises from unsecured borrowings by the Company from any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), or (iv) arises from borrowings by the Company which are evidenced by commercial paper, or (v) other unsecured borrowings by the Company which are subordinate to indebtedness of a type described in clauses
(i), (ii) or (iv) above, or (vi) is a guaranty or other liability of the Company of, or with respect to any indebtedness of, the subsidiary of the type described in clauses (ii), (iii) or (iv) above. As of December 31, 1997, the Company had no senior indebtedness. There is no limitation or restriction in the Debentures or the Indenture on the creation of senior indebtedness by the Company on the amount of such senior indebtedness to which the Debentures may be subordinated. There is also no limitation on the creation or amount of indebtedness which is pari passu with (i.e. having no priority of payment over and not subordinated in right of payment to) the Debentures.

     Upon any distributions of any assets of the Company in connection with any dissolution, winding-up, liquidation or reorganization of the Company, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal and premium, if any, thereof and any interest due thereof, before the holders of the Debentures are entitled to receive any payment upon the principal of or interest on the Debentures, and thereafter payments to the debenture holders will be pro rata with payments to holders of pari passu indebtedness. In the absence of any such events, the Company is obligated to pay principal of and interest on the Debentures in accordance with their terms. The Company will not maintain any sinking fund for the retirement of any of the Debentures.

CONVERSION RIGHTS
-----------------

     The Debentures are convertible, at the option of the holder, into shares of Class A Common Stock of the Company at any time prior to April 1, 2008 (subject to prior redemption by the Company on not less than 30 days notice and not more than 90 days notice), at a current conversion price of $10.01 per share through December 31, 2003, which conversion price increases annually thereafter on January 1 of each year. The Company reserves the right, from time to time in its discretion to establish conversion prices per share which are less than the conversion prices set forth above, which lower prices shall remain in effect for such periods as the Company may determine and as shall be set forth in a written notice to the holders of Debentures. The Company has, on two occasions, reduced the price at which the Debentures may be converted during specified periods.

     The  conversion price is subject to adjustment in certain events, including
(i) dividends (and other distributions) payable in Class A Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of common stock, (iv) distributions to all holders of Class A Common Stock of evidence of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and any dividend or distribution paid exclusively in cash.

     Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay cash adjustment equal to the portion of the principal and/or interest not converted into whole shares.

TRANSFERS
---------

     The Debentures are transferable on the books of the Company by the registered holders thereof upon surrender of the Debentures to the Registrar appointed by the Company and, if requested by the Registrar, shall be accompanied by a written instrument of transfer in form satisfactory to the registrar. The Company has appointed The Bank of New York as the "Registrar" for the Debentures. The person in whose name any Debenture is registered shall be treated as the absolute owner of the Debenture for all purposes, and shall not be affected by any notice to the contrary. Upon transfer, the Debentures will be canceled, and one or more new registered Debentures, in the same aggregate principal amount, of the same maturity and with the same terms, will be issued to the transferee in exchange therefor. (Art. 2, Sec. 2.07(a)).

DUTIES OF THE TRUSTEE
---------------------

     The Indenture provides that in case an Event of Default (as defined) shall occur and continue, the Trustee will be required to use the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs in the exercise of its power. While the Trustee may pursue any available remedies to enforce any provision of the Indenture or the Debentures, the holders of a majority in principal amount of all outstanding Debentures may direct the time, method, and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Debenture holders, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

REDEMPTION
----------

     The Company may, at its option, at any time call all or any part of the Debentures for payment, and redeem the same at any time prior to the maturity thereof. The redemption price for any redemption of Debentures is the face amount. In all cases, the Debenture Holder will also receive interest accrued to the date of redemption. Notice of redemption must be sent by first class mail, postage prepaid, to the registered holders of the Debentures not less than 30 days nor more than 90 days prior to the date the redemption is to be made. In the event of a call for redemption, no further interest shall accrue after the redemption date on any Debentures called for redemption. (Art. 3, Section 3.03, Paragraph 5). Since the payment of principal of, interest on, or any other amounts due on the Debentures is subordinate in right of payment to the prior payment in full of all Senior Indebtedness upon the dissolution, winding up, liquidation or reorganization of the Company, no redemption will be permitted upon the happening of such an event.

LIMITATION ON DIVIDENDS AND OTHER PAYMENTS
------------------------------------------

     The Indenture provides that the Company will not declare or pay any dividend or make any distribution on its Capital Stock (i.e. any and all shares, interests, participations, rights or other equivalents of the Company's stock) or to its shareholders (other than dividends or distributions payable in Capital Stock), or purchase, redeem or otherwise acquire or retire for value, or permit any Subsidiary to purchase or otherwise acquire for value, Capital Stock of the Company, if at the time of such payment, or after giving effect thereto, an Event of Default, as hereinafter defined, shall have occurred and be continuing or a default shall occur as a result thereof; provided, however, that the foregoing limitation shall not prevent (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the provisions of such limitation, or (B) the acquisition or retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the sale of shares of, its Capital Stock. (Art. 4, Section 4.04).

DISCHARGE PRIOR TO REDEMPTION OR MATURITY
-----------------------------------------

     If the Company at any time deposits with the Trustee money or U.S. Government Obligations sufficient to pay principal and interest on the Debentures prior to their redemption or maturity, the Company will be discharged from the Indenture, provided certain other conditions specified in the Indenture are satisfied. In the event of such deposit, which is irrevocable, Debenture Holders must look only to the deposited money and securities for payment. U.S. Government Obligations are securities backed by the full faith and credit of the United States. (Art. 8, Section 8.01(2)).

ACCESS OF INFORMATION TO SECURITY HOLDERS
-----------------------------------------

     Debenture Holders may obtain from the Trustee information necessary to communicate with other Debenture Holders. Upon written application to the Trustee by any three or more Debenture Holders stating that such Debenture Holders desire to communicate with other Debenture Holders with respect to their rights under the Indenture or under the Debentures, and upon providing the Trustee with the form of proxy or other communication which the Debenture Holders propose to transmit, and upon receipt by the Trustee from the Debenture Holders of reasonable proof that each such Debenture Holder has owned a Debenture for a period of at least six months preceding the date of such application, the Trustee shall, within five business days after the receipt of such information, either (a) provide the applicant Debenture Holders access to all information in the Trustee's possession with respect to the names and addresses of the Debenture Holders; or (b) provide the applicant Debenture
Holders with information as to the number of Debenture Holders and the approximate cost of mailing to such Debenture Holders the form of proxy or other communication, if any, specified in the applicant Debenture Holders' application, and upon written request from such applicant Debenture Holders and receipt of the material to be mailed and of payment, the Trustee shall mail to all the Debenture Holders copies of the from of proxy or other communication so specified in the request. (Art. 2, Section 2.08).

COMPLIANCE WITH CONDITIONS AND COVENANTS
----------------------------------------

     Upon any request by the Company to the Trustee to take any action under the Indenture, the Company is required to furnish to the Trustee (i) an officers' certificate of the Company stating that all conditions and covenants in the Indenture relating to the proposed action have been complied with and (ii) an opinion of counsel stating that, in the opinion of such counsel, all such conditions and covenants have been complied with. (Art. 11, Sec. 11.03).

AMENDMENT, SUPPLEMENT AND WAIVER
--------------------------------

     Subject to certain exceptions, the Indenture or the Debentures may be amended or supplemented, and compliance by the Company with any provision of the Indenture or the Debentures may be waived, with the consent of the holders of a majority in principal amount of the Debentures outstanding. Without notice to or consent of any holders of Debentures, the Company may amend or supplement the Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not adversely affect the rights of any holders of Debentures. However, without the consent of each holder of Debentures affected, an amendment, supplement or waiver may not reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver, reduce the rate or extend the time for payment of interest on any Debentures (except that the payment of interest on Debentures may be postponed for a period not exceeding three years from its due date with the consent of holders of not less than 75% in principal amount of Debentures at the time outstanding, which consent shall be binding upon all holders), reduce the principal of or extend the fixed maturity of any Debentures, make any Debentures payable in money other than that stated in the Indenture, make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of Debentures or waive a default in the payment of principal of or interest on, or other redemption payment on any Debentures. (Art. 9, Sec. 9.02).

DEFAULTS AND REMEDIES
---------------------

     Each of the following is an "Event of Default" under the Indenture: (a) failure by the Company to pay any principal on the Debentures when due; (b) failure by the Company to pay any interest installment on the Debentures within thirty days after the due date; (c) failure to perform any other covenant or agreement of the Company made in the Indenture or the Debentures, continued for sixty days after receipt of notice thereof from the Trustee or the holders of at least 25% in principal amount of the Debentures; and (d) certain events of bankruptcy, insolvency or reorganization. (Art. 6, Sec. 6.01). If an Event of Default (other than those described in clause (d) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures, by notice to the Company, may declare the principal of and accrued interest on all of the Debentures to be due and payable immediately. If an Event of Default of the type described in clause (d) above occurs, all unpaid principal and accrued interest on the Debentures shall automatically become due and payable without any declaration or other act on the part of the Trustee or any holder. (Art. 6, Sec. 6.02). Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debentures unless it receives indemnity and security satisfactory to it. Subject to certain limitations, the holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power conferred on the Trustee, and may rescind an acceleration of the Debentures. The Trustee may withhold from holders of Debentures notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest. (Art. 6, Secs. 6.05 and 6.06).

     The Indenture requires the Company to furnish to the Trustee an annual statement, signed by specified officers of the Company, stating whether or not such officers have knowledge of any Default under the Indenture, and, if so, specifying each such Default and the nature thereof. (Art. 4, Sec. 4.03).

FEDERAL INCOME TAX CONSEQUENCES
-------------------------------

     Holders of the Debentures are required to include in their income for federal income tax purposes all of the accrued but unpaid interest for each taxable year, since such amounts constitute interest income within the meaning of the applicable provisions of the Internal Revenue Code of 1986, as amended to date (the "Code"). As a result, such debenture holders are required to pay taxes on interest which has accrued, although such interest will not be paid until maturity of the Debenture.

     Interest payments received by holders of Debentures who have elected to receive quarterly payments of interest will be includable in the income of such holders for federal income tax purposes for the taxable year in which the interest was received, except with respect to the payment of accrued interest that has been included in their income in prior years.

     Holders who hold the Debentures for investment purposes should treat all reportable interest (whether actually received or accrued) as portfolio income under applicable code provisions.

     The Company's deposit of funds with the Trustee to effect the discharge of the Company's obligations under the Debentures and the Indenture prior to redemption or maturity of the Debentures, will have no effect on the amount of income realized or recognized (gain or loss) by the Debenture Holders or the timing of recognition of gain or loss for federal income tax purposes.

                                  LEGAL MATTERS

     Harris Beach LLP, Pittsford, New York will pass on certain legal matters in connection with the offering, including the validity of the issuance of securities being offered hereby.

                                    EXPERTS

     The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity and cash flows for the three-year period ended December 31, 2002 included in this Prospectus, have been included herein in reliance on the reports of Hacker, Johnson & Smith P.A., P.C., Tampa, Florida, independent auditors, as set forth in their report thereon appearing elsewhere herein, which is based in part on the report of Eisner LLP, New York, New York, independent auditors for Intervest Mortgage Corporation (whose financial statements are not presented separately herein or therein) appearing elsewhere herein. The financial statements referred to above are included in reliance upon such reports, given on the authority of those firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts except the registration fee payable to the Securities and Exchange Commission are estimates.

     SEC Registration Fee . . . . . . . . . . . . . .      $   None
     Legal Fees and Expenses. . . . . . . . . . . . .   *  $  2,000
     Accountants Fees and Expenses. . . . . . . . . .   *  $  3,000
     Printing and Engraving Fees. . . . . . . . . . .   *  $  1,000
     Blue Sky Fees and Expenses . . . . . . . . . . .   *  $  1,000
     Transfer Agent and Registration Fee and Expenses          None
     Miscellaneous. . . . . . . . . . . . . . . . . .   *  $  1,000
                                                           --------
       Total Issuance and Distribution Expenses . . .      $  8,000
                                                           ========
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

ITEM 16.  EXHIBITS.


                                  EXHIBIT INDEX

Exhibit Number                Description of Exhibit
--------------                ----------------------

5.1                           Opinion of Harris Beach LLP

13.1                          Report on Form 10-K for the year ended December
                              31, 2002

13.2                          Report on Form 10-Q for the quarter ended March
                              31, 2003

24.1 Consent of Harris Beach LLP is included in the Opinion of Harris Beach LLP, filed as Exhibit 5.1

24.2                          Consent of Hacker, Johnson & Smith P.A., P.C.

24.3                          Consent of Eisner, LLP

ITEM 17.  UNDERTAKINGS.

     (a)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The  undersigned  registrant  hereby  undertakes  that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of May, 2003.

                                      INTERVEST BANCSHARES CORPORATION
                                      (Registrant)


                                      By: /s/ Lowell S. Dansker
                                          ----------------------------
                                          Lowell S. Dansker, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

                                            Title                      Date
                                            -----                      ----
/s/ Lawrence G. Bergman       Vice President, Secretary and Director   May 20, 2003
----------------------------
(Lawrence G. Bergman)


----------------------------  Director                                  _______, 2003
(Michael A. Callen)


/s/ Jerome Dansker            Chairman of the Board,                   May 20, 2003
----------------------------  Executive Vice President, Director
(Jerome Dansker)


/s/ Lowell S. Dankser         President, Treasurer, and Director       May 20, 2003
----------------------------  (Principal Executive, Financial
(Lowell S. Dansker)           and Accounting Officer)

/s/ Paul R. DeRosa            Director                                 May 20, 2003
----------------------------
(Paul R. DeRosa)

/s/ Wayne F. Holly            Director                                 May 20, 2003
----------------------------
(Wayne F. Holly)

----------------------------  Director                                  _____, 2003
(Lawton Swan, III)


/s/ Thomas E. Willett         Director                                 May 20, 2003
----------------------------
(Thomas E. Willett)

/s/ David J. Wilmott          Director                                 May 20, 2003
----------------------------
(David J. Wilmott)

----------------------------  Director                                 ______, 2003
(Wesley T. Wood)

                                  EXHIBIT INDEX


Exhibit Number                Description of Exhibit
--------------                ----------------------

5.1                           Opinion of Harris Beach LLP

13.1                          Report on Form 10-K for the year ended December
                              31, 2002

13.2                          Report on Form 10-Q for the quarter ended March
                              31, 2003

24.1 Consent of Harris Beach LLP is included in the Opinion of Harris Beach LLP, filed as Exhibit 5.1

24.2                          Consent of Hacker, Johnson & Smith P.A., P.C.

24.3                          Consent of Eisner, LLP